                                                                   EXHIBIT 10.37


                             EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (hereinafter the "Agreement") is made as of the 28th day of January, 1994, by and between NEW LINE CINEMA CORPORATION, a Delaware corporation (hereinafter the "Employer"), and ROBERT SHAYE (hereinafter the "Employee").

         The Employer wishes to acknowledge the Employee's expertise in connection with the business of the Employer including, but not limited to, the development, production, and distribution of motion pictures, and reaffirms its desire and intention and the desire and intention of the Employer's parent corporation, Turner Broadcasting System, Inc. ("TBS"), to provide the Employee with the degree of autonomy and scope of authority necessary, within the framework of annual operating budgets and annual business plans approved by the Boards of Directors of the Employer and TBS, to manage the day-to-day operations of the Employer including, but not limited to (i) in conjunction with Michael Lynne, "greenlighting" the Employer's full-length theatrical motion pictures contemplated by the annual business plans for the Employer that are approved by the Boards of Directors of Employer and TBS and have production budgets appearing in the approved business plans of up to Thirty-five Million Dollars ($35,000,000.00); (ii) hiring qualified staff reasonably necessary to conduct efficiently and effectively the operations of the Employer, and recommending to the Stock Option and Compensation Committee of the TBS Board of Directors stock option grants for qualified members of such staff and determining
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the compensation for such staff within the parameters of the Employer's operating budget and consistent with the overall compensation policies and parameters of the Employer and TBS with respect to similarly situated employees; (iii) developing annual business plans and related operational budgets for the Employer, and executing any such plans approved by the Boards of Directors of the Employer and TBS, with due regard for TBS's overall requirements for the exploitation and distribution of products provided by Employer, TBS and any other motion picture production operations acquired by TBS; and (iv) exercising such other authority consistent with the Employee's duties and responsibilities hereunder as is reasonable or necessary for the continued growth and success of the Employer. Both the Employer and the Employee recognize, however, that notwithstanding the intentions of the Employer and TBS, as set forth in this preamble, the Employer, TBS, their respective Boards of Directors, and R.E. Turner (or such other person to whom the Employee reports under paragraph 1(b) of this Agreement ("Turner's Successor")) have fiduciary duties to the shareholders of TBS which must be satisfied and responsibilities to conduct business in a manner that ultimately is in the best interests of TBS and its shareholders. Consistent therewith, the autonomy and scope of the Employee's authority will of necessity be subject to
(i) TBS's annual process for the creation, approval and modification by the Boards of Directors of Employer and TBS or their designees of budgets and business plans for TBS and other

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subsidiaries and divisions of TBS, (ii) the availability of TBS funds for allocation to the Employer's business, (iii) the compliance by the Employee with the terms and conditions of this Agreement, and (iv) the ultimate control by R.E. Turner or Turner's Successor and the Boards of Directors of TBS and the Employer. To the extent approved in the Employer's annual operating budgets and business plans during the term of this Agreement, the Employer affirms the intention of TBS and the Employer to provide funds reasonably sufficient to conduct the business of the Employer in accordance with such budgets and business plans as are from time to time approved by the Boards of Directors of the Employer and TBS, subject to (i) TBS's overall corporate needs and objectives; (ii) the availability of funds at a cost and on terms determined by TBS to be reasonable and in the best interests of TBS and its shareholders;
(iii) compliance with TBS's financial covenants and obligations to lenders and other creditors in effect from time to time; (iv) changes in financial, operational or other circumstances in the businesses of the Employer or TBS;
(v) the success of the Employer and its prospects for such success together with its contribution to the overall success of TBS; and (vi) the ultimate control of R.E. Turner, Turner's Successor, and the Board of Directors of TBS or Employer as noted above.

         WHEREAS, contemporaneously herewith, NL Acquisition Co. has been merged with and into the Employer and the Employer has become a wholly-owned subsidiary of TBS; and





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         WHEREAS, prior to such merger the Employee was Chairman of New Line
Cinema Corporation and the Employer recognizes that the Employee's contribution to the growth and success of New Line Cinema Corporation was substantial and desires to employ the Employee as Chairman and Chief Executive Officer of the Employer during the term hereof on the terms and conditions set forth herein, with the desire that the Employee shall continue to provide a significant contribution to the success of the Employer and be responsible for the day-to-day operations of the Employer;

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements hereinafter set forth, it is hereby agreed as follows:

         1.      Services.

         (a) The Employer hereby employs the Employee as Chairman and Chief Executive Officer for the term hereof, and the Employee hereby accepts and agrees to such employment, subject to the provisions of this Agreement. So long as the Employee is employed as Chairman and Chief Executive Officer, he shall be elected to the Employer's Board of Directors.

         (b) The Employee's duties shall include, without limitation, the management and supervision of (i) the development, production and distribution of motion pictures produced or acquired by the Employer or its subsidiaries consistent with the annual business plans and operating budgets of the Employer approved by the Boards of Directors of the Employer and TBS and subject to the ultimate control by R.E.





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Turner, Turner's Successor and the Boards of Directors of the Employer and TBS;
(ii) the exhibition of motion pictures produced or acquired by the Employer by motion picture theaters; and (iii) other principal business activities of the Employer and its subsidiaries; and such other duties and services as the Employer may from time to time reasonably request which are consistent with the Employee's stature and experience in the motion picture industry. Additionally, the Employee shall have the right during the term hereof to act as the director for two (2) full-length theatrical motion pictures produced by the Employer and having approved production budgets of up to Twenty-five Million Dollars ($25,000,000.00); provided, however, that the development or production of any motion pictures for which the Employee is to receive credit as a director shall be approved through the annual budgeting process. The Employee shall receive on screen director credit for the motion pictures he directs consistent with industry practice. The Employee shall be the highest ranking officer and employee of the Employer during the term hereof and report directly to the Chairman of the Board and President (the "Chairman") of TBS (or if R.E. Turner is at any time no longer serving in such capacities for TBS and such offices are not held by the same person, to either the Chairman of the Board or the President of TBS, at the Employee's option) or any successor in interest to TBS or person or entity to which this Agreement has been assigned pursuant to paragraph 11.





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         (c)     The aforesaid services shall be rendered primarily at the
Employer's offices in New York City, New York and Los Angeles, California and at such locations therein as the Employer may request consistent with its reasonable business needs; provided, however, that the Employee acknowledges that he may be required to perform services in other locations from time to time. Notwithstanding the foregoing, the Employee shall have the option to base his employment in either the Los Angeles or New York City offices of the Employer and shall not be assigned permanently to any location outside the Los Angeles or New York City metropolitan areas without his consent.

         (d) The Employee agrees that he shall faithfully and industriously perform all of his duties hereunder to the best of his ability and in accordance with the direction and control of the Chairman and the budgets and policies established from time to time by the Board of Directors of TBS and the Board of Directors of the Employer. Consistent with the foregoing, the Employee shall have general authority with respect to the day-to-day management of the business of the Employer in the manner described in the preceding sentence.

         (e) The Employer shall be entitled to all of the benefits or profits arising from or incident to all work and services performed by the Employee on behalf of the Employer hereunder.

         (f) The Employee shall be nominated for election as a Common Stock Director (as such term is defined in the Restated Articles of Incorporation of TBS) on the TBS Board of Directors





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not later than April 30, 1994 or such later date as shall be mutually agreed upon by TBS and the Employee, prior to which date the Employee may attend meetings of the Board of Directors of TBS as an observer. In addition, so long as (i) this Agreement has not been terminated by the Employer or the Employee or expired in accordance with paragraph 3, (ii) the Employee has not acted or failed to act in such a way as to entitle the Employer to terminate this Agreement for Cause and the Employer has given notice of termination pursuant to paragraph 14(a), or (iii) the Employee is not subject to termination for Disability, the Employee shall be nominated for election as a Common Stock Director at each subsequent annual meeting of TBS. The Employee agrees that if this Agreement is terminated pursuant to paragraph 14 or 15(b), then the Employee shall promptly resign from the TBS Board of Directors.

         (g) During each calendar year of this Agreement, so long as (i) this Agreement has not been terminated by the Employer or the Employee or expired in accordance with paragraph 3, (ii) the Employee has not acted or failed to act in such a way as to entitle the Employer to terminate this Agreement for Cause and the Employer has given notice of termination pursuant to paragraph 14(a), or (iii) the Employee is not subject to termination for Disability, the Employee shall be appointed to the Executive Committee of TBS and either the Employee or Michael Lynne (as they may choose) shall be appointed to the Planning





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Committee of TBS and of the two, the non-member shall be entitled to attend TBS
Planning Committee meetings as an observer.

         2. Other Employment. During the term of this Agreement, the Employee shall devote all of his business time, skill and energies exclusively to the business of the Employer. In addition, Employee shall not perform services of any nature for, or permit the use of his name, likeness, voice, or endorsement by, any individual or entity other than Employer, without the prior written consent of Employer; provided that in the event that Employer gives written consent, no such activity shall in any way interfere with the performance of Employee's services under this Agreement, and provided further that any compensation of any kind payable or paid to the Employee in connection therewith shall be the property of the Employer except for any minimum residual payments required to be paid to the Employee under guild contracts or by applicable law. Notwithstanding the foregoing, the Employee shall be entitled to participate in civic, charitable, and professional activities provided such activities (i) do not interfere with the performance of his services hereunder,
(ii) do not present a conflict of interest or the appearance of a conflict of interest, or (iii) are not in conflict with the TBS Code of Ethics, as now existing or as may be hereafter amended by or under authority granted by the TBS Board of Directors (the "TBS Code of Ethics"). Additionally, subject to compliance with the TBS Code of Ethics, the Employee





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may serve as a director or officer of businesses organized for profit.

         3.      Term.

         (a) The initial term of this Agreement shall commence on the Effective Date of the merger of NL Acquisition Co. with and into the Employer (the "Effective Date") and terminate on December 31, 1998, subject, however, to prior termination as provided in this Agreement.

         (b) If the Employer, in its sole discretion, elects by written notice to the Employee during the last one hundred eighty (180) days prior to the expiration of the term hereof to commence negotiations with the Employee to extend this Agreement, then the Employee shall enter into good faith negotiations for the extension of this Agreement on mutually agreeable terms. During the first sixty (60) days of any such negotiation period, the Employee shall not negotiate with any party other than the Employer.

         4.      Compensation.

         (a) During the term of this Agreement, the Employee shall receive compensation from the Employer (the "Base Salary") in full payment for all of his services hereunder and all rights granted herein at the rate of One Million Five Hundred Thousand Dollars ($1,500,000.00) per annum from the Effective Date of this Agreement through December 31, 1994; at the rate of One Million Five Hundred Seventy-five Thousand Dollars ($1,575,000.00) per annum from January 1, 1995 through December 31, 1995; at the rate





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of One Million Six Hundred Fifty-three Thousand Seven Hundred Fifty Dollars
($1,653,750.00) per annum from January 1, 1996 through December 31, 1996; at the rate of One Million Seven Hundred Thirty-six Thousand Four Hundred Fifty Dollars ($1,736,450.00) per annum from January 1, 1997 through December 31, 1997; and at the rate of One Million Eight Hundred Twenty-three Thousand Three Hundred Dollars ($1,823,300.00) per annum from January 1, 1998 through December 31, 1998.

         (b) With respect to each calendar year during the term of this Agreement, the Employee shall be entitled to a cash bonus ranging from twenty-five percent (25%) to one hundred twenty-five percent (125%) of the Base Salary in effect for such calendar year set forth in paragraph 4(a). The amount of the bonus shall be calculated as follows: (i) an amount equal to 25% of such Base Salary for such calendar year shall be guaranteed and payable without regard to the operating results of the Employer or TBS (the "Guaranteed Bonus"); (ii) an amount up to 66% of such Base Salary shall be based upon the achievement for such calendar year of performance goals for the Employer (the "Employer Performance Goals") established annually for such calendar year by mutual agreement of TBS, the Employer and the Stock Option and Compensation Committee of the TBS Board of Directors (or such other committee as is then performing such function) (the "Employer Incentive Bonus"); and (iii) an amount up to 33-1/3% of such Base Salary shall be based upon the achievement for such calendar year of overall corporate performance goals (the "TBS





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Performance Goals" and together, with the Employer Performance Goals, the
"Performance Goals") for TBS established for purposes of TBS's Turner Incentive Program (or any successor plan) (the "TBS Incentive Bonus" and, together with the Employer Incentive Bonus, the "Incentive Bonuses"). Notwithstanding the foregoing, with respect to the period from the Effective Date through December 31, 1994, the Base Salary, for purposes of calculating the Guaranteed and Incentive Bonuses, shall be prorated to reflect the partial year (the "Proration"), provided, however, if the acquisition of Employer by TBS is accounted for as an acquisition occurring in 1993, such proration shall not be effected. The Employer Incentive Bonus and the TBS Incentive Bonus shall be computed independently as set forth in the following chart:

                                                   Incentive Bonus

                                           (as a percentage of base salary)
                                           --------------------------------
% of Employer
Performance Goals
and TBS Performance                        Employer                    TBS
Goals Achieved                         Incentive Bonus           Incentive Bonus
--------------------------------------------------------------------------------
less than 90%                                 0%                       0%

90% to 99.99%                             16% to 50%              8-1/3% to 25%

100% to 110%                              50% to 66%             25% to 33-1/3%

Each of the Incentive Bonuses will be computed ratably based upon the percentage of the respective Performance Goals achieved (rounded to the nearest .01 percent). No additional Incentive Bonus shall be payable if the actual performance of either the



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Employer or TBS exceeds 110% of the respective Performance Goals. It is acknowledged that, in the event the Proration is effected, for the period from January 1, 1994 through January 27, 1994 only, the Employee shall be entitled to bonus compensation pursuant to paragraph 2.4 of the agreement between the parties dated April 23, 1990, as amended March 4, 1991 and August 11, 1993, to be calculated and paid in accordance therewith and prorated for such twenty-seven days (27) days in 1994.

         (c) All compensation hereunder shall be payable in such installments on such schedule as the Employer may implement from time to time for general payroll purposes and all payments hereunder are subject to any and all withholdings and deductions required by applicable law; provided that the Base Salary in paragraph 4(a) shall be paid at least monthly, and the bonus compensation in paragraph 4(b) shall be paid at such time and in such manner as is consistent with the payment of annual bonuses to other senior executives of TBS but not later than September 30 of the year following the calendar year for which the bonus is earned.

         5.      Employee Benefits.

         (a) During the term hereof, the Employee shall be entitled to participate in such TBS retirement, profit sharing and pension plans and life and other insurance programs, as well as other benefits programs, which are available to senior executive employees of TBS who are similarly situated, subject to TBS's policies with respect to all of such benefits or insurance programs or plans; provided, however, that except as expressly set forth herein, the Employer shall not be obligated to institute or maintain any particular benefit or insurance program or plan or aspect thereof.

         (b) The Employee shall be entitled to four (4) weeks vacation per annum during the term hereof to be scheduled at mutually agreeable times and to be accrued and taken in accordance with the Employer's policies.

         (c) The Employee shall be entitled to a grant of Fifty Thousand (50,000) shares of the Class B common stock, par value $0.0625 per share, of TBS on January 28, 1994, which shares will be entitled to registration rights pursuant to that certain Registration Rights Agreement dated contemporaneously herewith, attached hereto as Exhibit "A" and incorporated herein by reference.

         (d) The parties acknowledge the existence of a stock option granted to the Employee with respect to the Class B common stock of TBS pursuant to that certain Stock Option Agreement dated contemporaneously herewith, attached hereto as Exhibit "B" and incorporated herein by reference. Such stock option grant shall be pursuant to the TBS 1993 Stock Option Plan, which shall be substantially similar to the 1988 TBS Stock Option Plan with regard to provisions governing stock options except to the extent the 1988 Plan is inconsistent with the Stock Option Agreement and which shall be submitted to TBS shareholders for approval at the next shareholders meeting following the Effective Date. The



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Employer will cause a Registration Statement to be filed on the appropriate form prior to the time any of the stock options become exercisable and use best efforts to have such Statement declared effective and to maintain it through the expiration of the option.

         (e) The Employer shall pay to the Employee as an automobile allowance or reimburse him in an amount up to the sum of One Thousand Five Hundred Dollars ($1,500.00) per month during the term of this Agreement, inclusive of the costs of garaging and insurance for the Employee's two automobiles, one in New York and one in Los Angeles. The amounts paid pursuant to this paragraph 5(e) shall be in lieu of any reimbursement for local travel and shall be inclusive of all costs incurred for such transportation. The Employer shall provide to the Employee the services of a car and driver during the term while the Employee is in New York City, provided that the Employee shall account for and reasonably document such use of such services as being in the course of providing services hereunder.

         (f) During the term hereof, the Employer shall pay for or reimburse the Employee for, at the Employer's option, the cost of a life insurance policy on the Employee's life, for his benefit and of which he or his spouse is the owner and comparable to the coverage currently in existence, in the face amount of Three Million Five Hundred Thousand Dollars ($3,500,000.00) and at a cost not to exceed one hundred fifty percent (150%) of the cost of the current coverage. The Employer shall have the option to



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select the carrier and arrange to obtain such policy. In addition, the Employee understands that the Employer intends to purchase a "key-man" life insurance policy on the life of the Employee. The Employee agrees to fully cooperate with the Employer in obtaining and maintaining such life insurance policies, including submitting to physical examinations if required to do so by the insurance carrier or another entity. The Employee acknowledges that (i) the Employer will be responsible for any premiums due on any "key-man" life insurance policy; (ii) all incidents of ownership in any "key-man" life insurance policy on the Employee are held by the Employer; and (iii) the Employer is the sole beneficiary of such a policy or will appoint, in its sole discretion, a beneficiary.

         (g) During the term hereof, the Employee shall be entitled to an allowance for reasonable and necessary living expenses in the amount of Three Hundred Fifty Dollars ($350.00) net of taxes for each day up to one hundred
(100) days per calendar year he is required by the Employer's business to be in Los Angeles, provided that for the period from the Effective Date through December 31, 1994, such number shall be ninety-two (92) days.

         (h) During the term hereof, when air travel by the Employee is necessary to conduct the Employer's business, the Employee shall be entitled to first class air and hotel accommodations. His spouse may accompany him on such travel at the Employer's expense provided such expense for spousal travel



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does not exceed Twenty-five Thousand Dollars ($25,000.00) per calendar year, provided that for the period from the Effective Date through December 31, 1994, such expense shall not exceed Twenty-three Thousand Eighty-two Dollars ($23,082.00).

         (i) During the term hereof, the Employer shall pay for documented club dues and initiation fees for the Employee up to Seven Thousand Five Hundred Dollars ($7,500.00) per calendar year, provided that for the period from the Effective Date through December 31, 1994, such amount shall be Six Thousand Nine Hundred Twenty-five Dollars ($6,925.00), and increasing according to the actual costs thereof for subsequent calendar years up to a five percent (5%) increase each year. If the Employee substitutes new clubs for those of which he currently is a member or joins new clubs, subject to the cap in the preceding sentence, the Employer shall pay for initiation fees to the extent any refund received from the old club does not offset the new fee, provided that if and when the Employee resigns from such new club, any refunded initiation fee shall be returned to the Employer.

         (j) Subject to the Employer's reasonable approval and the Employer's company policy, during the term hereof, the Employer shall reimburse the Employee's reasonable expenses related to the business of the Employer and incurred while performing his duties under this Agreement and not addressed elsewhere in this Agreement subject to the Employee's accounting therefor and



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providing to the Employer appropriate vouchers for all such expenses.

         (k) It is acknowledged that the Employee has an outstanding indebtedness to the Employer, as set forth in the Note dated January 31, 1991 made in favor of New Line Cinema Corporation (the "Note"). It is agreed that
(i) the Note shall be amended to provide for an extension of the maturity date through June 30, 1997 and that the outstanding balance shall be payable in four
(4) equal installments on December 31 of 1994, 1995 and 1996 and June 30, 1997, and (ii) in the event the Employee sells his California residence or leaves the employment of the Employer for any reason, whether due to termination by the Employer or by the Employee, or the expiration of the term of this Agreement pursuant to paragraph 3 hereof, the entire indebtedness then outstanding under such Note shall immediately become due and payable and the Employer shall be entitled to offset any payments due the Employee by the Employer against amounts due the Employer under the Note.

         6. Reports. The Employee agrees to submit to the Employer and TBS, in writing, such reports related to his services hereunder as they may reasonably request from time to time or as may be required by company policies.

         7.      Rights to Works.

         (a) All programs, recordings and work product made pursuant to this Agreement and the Employee's contributions thereto including, without limitation, any full-length theatrical



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motion pictures directed by the Employee as permitted under paragraph 1(b)
hereof (hereinafter referred to as "Works"), shall belong solely and exclusively to the Employer. The Employer shall have the perpetual and exclusive right to use, exhibit, distribute, or license throughout the universe, any Work or part thereof in which the Employee's services are utilized by all forms of audio, visual, textual, electronic or other distribution which are now known or may hereafter exist including, without limitation, motion picture theaters, broadcast, cablecast, superstation telecast, DBS, TVRO, MDS, MMDS, STV, pay television, video cassette, compact disc, laser disc, radio, computer and print, or otherwise exploit such Works throughout the universe as the Employer in its absolute and unfettered discretion deems appropriate. All revenues derived by the Employer from the use, exhibition, distribution, licensing, or other exploitation of such Works shall be the sole and exclusive property of the Employer. The Employer shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Works or any part thereof written or submitted by the Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection the Employee hereby waives any so-called "moral rights" of authors.

         (b) To the extent that the Works are considered: (i) contributions to collective works and/or (ii) as parts or components of audio-visual works, the parties hereby expressly agree that the Works shall be considered "works made for hire" under the United States Copyright Act of 1976, as amended (17 U.S.C. Section 101 et seq.). In accordance therewith, the sole right of copyright in and to the Works shall belong exclusively to the Employer in perpetuity. To the extent that the Works are deemed works other than contributions to collective works and/or parts or components of audio-visual works, the Employee hereby assigns to the Employer all rights, title and interest in and to the copyrights of such Works and all renewals and extensions of the copyrights that may be secured under the laws now or hereafter in force and effect in the United States of America or any other country or countries. The Employee shall execute, verify, acknowledge, deliver and file any and all formal assignments, recordations and any and all other documents which the Employer may prepare and reasonably call for to give effect to the provisions of this Agreement.

         (c) Nothing in this paragraph 7 shall restrict or qualify the Employee's ownership of or right to write books or articles during the term of this Agreement, provided no such activity shall interfere with the Employee's services hereunder and the Employee obtains prior written approval of the Employer with regard to the use of any content material relating to the Employer, TBS or their affiliated entities.

         (d) It is understood that the rights granted to the Employer in this paragraph 7 shall continue in effect after the termination or expiration of this Agreement to the extent necessary for the Employer's full enjoyment of such rights.

         8. Use of Name. Likeness or Biography. In connection with the exercise of the rights granted to the Employer hereunder, including without limitation the rights granted to the Employer pursuant to paragraph 7 hereof, the Employee agrees that the Employer shall have the right during the term hereof plus sixty (60) days thereafter to use the professional name, voice, likeness and biography of the Employee for publicity purposes, provided that such use shall not be permitted for any motion pictures not associated with the Employer or TBS. Notwithstanding the foregoing, the Employer shall have the right during the term and thereafter without limitation to use the Employee's professional name, voice, likeness and biography with respect to motion pictures directed by him in accordance with the custom and practice in the industry. The Employee agrees that, except as otherwise expressly permitted herein, he shall not permit the use of his name, voice, likeness, biography and/or statements to promote or advertise any product, service or organization during the term hereof without the prior written consent of the Employer.

         9.      Representations. The Employee hereby represents and warrants
(1) that he has the right to enter into this Agreement with the Employer and to grant the rights contained herein, (2) that the provisions of this Agreement do not violate any other contracts or agreements that he has entered into with any other individual or entity, and (3) that he will comply and, if



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previously employed by the Employer, has complied with all policies of the
Employer and all applicable laws.

         10. Unique Nature of Services. It is agreed that the services to be rendered by the Employee under the terms of this Agreement are of a unique, unusual, special and extraordinary nature, and of a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law, and that a breach by the Employee will cause the Employer great and irreparable injury and damage. It is agreed that the Employer, in addition to any other remedies, shall be entitled to injunctive and other equitable relief to prevent a breach of this Agreement by the Employee.

         11. Assignment. This Agreement may not be assigned by the Employee. The Employer may assign this Agreement and/or any or all of its rights and obligations hereunder to any party acquiring a substantial portion of its business, or to any entity controlling, controlled by or under common control with the Employer.

         12. Waiver; Cumulative Remedies. A waiver by either party of any paragraph, term or condition of this Agreement in any instance shall not be deemed or construed to be a waiver of such paragraph, term or condition for the future or of any subsequent breach thereof, and any such waiver must be in writing. All rights and remedies contained in this Agreement are cumulative and none of them shall be construed so as to limit any other right or remedy of either party.



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         13.     Waiver of Mitigation. The Employer waives, releases and
remises any obligation or duty under applicable law on the part of the Employee to seek or obtain other engagements or employment or to otherwise mitigate any damages to which the Employee may be entitled to by reason of any termination of this Agreement whether by the Employer without Cause, by the Employee for Good Reason or otherwise. The Employee agrees, however, that if the Employee does obtain other engagements or employment, the total compensation actually earned by the Employee as consideration for his performance of such engagements or employment shall reduce any amounts which the Employer would otherwise be required to pay to the Employee.

         14.     Termination.

         (a) Termination by the Employer. Except as otherwise provided in this paragraph 14 below, the Employer shall have the right, at its election, to terminate this Agreement by written notice to the Employee for "Cause" defined as (i) the willful and continued failure by the Employee to substantially perform his duties with the Employer (other than any such failure resulting from his incapacity due to Disability as defined herein); (ii) willful malfeasance by the Employee in connection with his employment that could subject the Employer, TBS or any affiliate of TBS to criminal penalties in excess of Ten Thousand Dollars ($10,000.00) or incarceration of any individual or that can be reasonably expected to have a material adverse effect on the Employer or TBS; (iii) the Employee's being convicted of, pleading guilty or nolo contendere to, or being indicted for a felony or other crime involving theft, fraud or moral turpitude; (iv) the engaging by the Employee in conduct or activities involving moral turpitude materially damaging to the business or reputation of the Employer, TBS, or any affiliate of TBS;
(v) the commission of fraud or embezzlement by the Employee in the performance of his obligations hereunder, as determined by the Employer after investigation, notice of the charge to the Employee, and provision to the Employee of an opportunity to respond; (vi) the failure or refusal by the Employee to obey any proper written direction of the Board of Directors of the Employer or TBS that is not inconsistent with the Employee's authority to manage the day-to-day operations of the Employer pursuant to this Agreement and not otherwise inconsistent with the terms of this Agreement; (vii) the appropriation by the Employee of any corporate opportunity of the Employer, TBS, or any affiliate of TBS; or (viii) the violation by the Employee of paragraph 17, 18, or 19 of this Agreement, provided, however, that such violation shall not constitute Cause if (x) it is de minimis in nature, or (y) the action was taken in good faith and could reasonably have been expected to be permitted by this Agreement. Termination for Cause by the Employer shall occur only if the Employer shall have given written notice to the Employee specifying the claimed breach, and, if the termination for Cause is pursuant to paragraph 14(a)(i), (vi), or (viii), the Employee fails to correct (if correctable) such breach as soon as practical thereafter but no later than thirty (30) days after receipt of the applicable notice (or such longer time as may be reasonably required by the nature of the claimed breach), provided that there shall be only one notice and opportunity to correct with respect to paragraph 14(a)(i), and provided further that even if such breach is corrected, the Employee shall not be relieved of any liability for damages caused by such breaches. For breaches of the Agreement, the Employer shall be entitled to all remedies available pursuant to this Agreement, at law, and in equity.

         (b) Termination by the Employee. The Employee shall have the right, at his election, to terminate this Agreement for "Good Reason" by written notice to the Employer to that effect. Good Reason shall mean any of the following (without the Employee's consent): (i) the taking of any action by the Employer's Board of Directors, TBS, or the Board of Directors of TBS or their designees in a manner that is inconsistent with their authority as set forth in this Agreement that has the effect of (x) significantly divesting the Employee, or materially interfering with the exercise by the Employee, of authority to manage and supervise the day-to-day operations of the Employer in accordance with the annual business plans of the Employer approved or modified by the Boards of Directors of TBS and the Employer, or (y) breaching the reporting structure set forth in paragraph 1(b); (ii) the failure to nominate the Employee to the Board of Directors of TBS in accordance with paragraph 1(f); (iii) the failure to appoint the Employee to the Executive Committee of TBS or to appoint the Employee or Michael Lynne to the Planning Committee of TBS in accordance with paragraph 1(g); (iv) a relocation of the Employer's principal motion picture production offices to a location outside of the Los Angeles, California or New York City, New York metropolitan areas that has been approved by the Employer's Board of Directors, TBS, or the Board of Directors of TBS or their designees, or the Employer's requiring the Employee to be permanently based anywhere other than the greater Los Angeles, California or New York City, New York areas that has been approved by the Employer's Board of Directors, TBS, or the Board of Directors of TBS or their designees, except for required travel in connection with the Employer's business; or (v) the failure to pay the Employee compensation under paragraph 4(a) and 4(b) of this Agreement when due pursuant to the terms of this Agreement. The Employee may terminate this Agreement only if the Employee shall have given written notice to the Employer specifying the claimed Good Reason, and the Employer fails to correct (if correctable) the claimed breach within thirty (30) days after the receipt of the applicable notice or such longer time as may be reasonably required by the nature of the claimed breach (or, if the failure to perform is a failure to pay monies when due under the terms of this Agreement, within ten (10) days with respect to the Employer, or an additional five (5) business days with respect to TBS after written notice to TBS of the Employer's failure to cure). Notwithstanding anything to the contrary in this Agreement, the Employee shall not be entitled to terminate for Good Reason if (i) the Employee has given written notice to the Employer of the claimed breach, the Employer is entitled to terminate for Cause, and the Employer within thirty (30) days of the receipt of notice sends to the Employee notice of breach under paragraph 14(a), which notice shall serve as notice of termination (subject to any applicable cure period) under paragraph 14(a), (ii) the Employer at such time is entitled (and has not otherwise irrevocably waived in writing its right) to terminate the Employee due to Disability, or (iii) termination is effected by Death.

         (c) Effect of Termination. (i) Upon termination of this Agreement by reason of the following causes, the following shall be applicable to sums otherwise due to the Employee, notwithstanding anything to the contrary herein (except paragraph 13): (x) should this Agreement be terminated by the Employer for Cause, the Employee shall have no right to any further compensation beyond the date of termination of the Agreement; (y) should this Agreement expire, or be terminated by reason of the Employee's Death or Disability, the Employee shall have no right to any further compensation provided that, in the event of Death, salary compensation shall accrue and be paid through the date of Death, and that any bonus payment due for the calendar year in which Death occurred shall be prorated to reflect only that portion of the year during which the Employee performed services, and that any bonus payment for the calendar year in which

Disability occurred shall be prorated to reflect only that portion of the year during which the Employee performed services if the Disability equals or exceeds thirty (30) days of such year but otherwise shall not be subject to proration in the event of Disability; and (z) should this Agreement be terminated by the Employer without Cause, provided that such action by Michael Lynne shall not be effective unless it has been approved by the Employer's Board of Directors, or by the Employee for Good Reason, the Employee shall be entitled to (a) the Base Salary for the remainder of the term of this Agreement, (b) the Guaranteed Bonus and Incentive Bonuses (as if 100% of the TBS Performance Goals and the Employer Performance Goals had been met for years subsequent to such termination) due under this Agreement for the remainder of the term of this Agreement that would have been in effect but for any such termination, and (c) the options which are vested at the time of termination or which would thereafter vest, in accordance with the terms of the Stock Option Agreement attached hereto as Exhibit "B". In all cases of termination, whether by the Employer or the Employee, or pursuant to the expiration of this Agreement, the Employer will reimburse the Employee for all expenses with respect to which the Employee is entitled to reimbursement hereunder through the date of termination. All payments shall be made for purposes of this paragraph 14(c) at the time they would have been made if this Agreement had not been terminated.

                 (ii) Any amounts payable to Employee pursuant to the terms of this paragraph 14(c) shall be subject to offset by the Employer for amounts due under the Note described in paragraph 5(k); this obligation shall survive the termination of this Agreement, whether by the Employer or the Employee.

                 (iii) In the event of termination of this Agreement, whether by the Employer or the Employee, or pursuant to the expiration of this Agreement in accordance with paragraph 3 hereof, the Employee shall resign all offices and directorships held with TBS, the Employer or their respective subsidiaries and affiliates.

         15.     Death and Disability.

         (a) Death. This Agreement shall immediately terminate upon the Employee's death.

         (b) Disability. In the event that during the term of this Agreement the Employee becomes unable (as determined by the Board of Directors of TBS) to substantially perform his services as a result of his permanent or temporary, total or partial physical or mental disability ("Disability"): (i) the Base Salary otherwise payable during the Disability Period (as herein defined) shall nevertheless be payable on the terms set forth herein to the Employee as a disability benefit ("Disability Benefit") but shall be reduced by disability insurance proceeds pursuant to any benefit plan of the Employer and which are actually received by the Employee during the Disability Period with respect to such Disability; and (ii) the Employer shall not have the right (notwithstanding any other provision of this Agreement to the contrary) to terminate this Agreement due to such Disability prior to the expiration of the Disability Period. As used herein, the term "Disability Period" shall mean the period commencing on the first day of the calendar month following the month during which such Disability occurs and ending on the first to occur of the following: (i) the expiration of this Agreement; (ii) if the Disability is continuous throughout the six (6) consecutive months following the month during which the Disability occurs, then the last day of such sixth consecutive calendar month; and (iii) if the Disability is intermittent and shall exist throughout each of any fifteen (15) calendar months following the month during which the Disability occurs, then the last day of such 15th calendar month. The Employer shall have the right to terminate this Agreement at the expiration of the Disability Period if and only if the Disability of the Employee is then continuing.

         16. Code of Ethics. The Employee hereby agrees to adhere to the TBS Code of Ethics. The TBS Code of Ethics is attached hereto and incorporated herein as Exhibit "C".

         17. Return of Property and Nondisclosure. The Employee agrees that upon termination or expiration of his employment he will promptly deliver to the Employer all data, lists, information, memoranda, documents and all other property belonging to the Employer or containing "Confidential Information" or "Trade Secrets" of the Employer (both as defined below), including, among other things, that which relates to services performed by the Employee for the Employer, or was created or obtained by the Employee while performing services for the Employer or by virtue of the Employee's relationship with the Employer. Except as required in order to perform his obligations under this Agreement, the Employee shall not, without the express prior written consent of the Employer, disclose or divulge to any other person or entity, or use or modify for use, directly or indirectly in any way for any person or entity any of the Employer's Confidential Information or Trade Secrets at any time (during or after the Employee's employment) during which data or information continues to constitute Confidential Information or a Trade Secret. For purposes of this Agreement, "Confidential Information" of the Employer shall mean any valuable, competitively sensitive data and information related to the Employer's business other than Trade Secrets that are not generally known by or readily available to the Employer's competitors. "Trade Secrets" shall mean information or data of the Employer, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers, that: (a) derive economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from their disclosure or use; and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy. To the extent that the foregoing definition is inconsistent with a definition of "trade secret" mandated under applicable law, the latter definition shall govern for purposes of interpreting the Employee's obligations under this Agreement. Except for disclosure required by law or to permit enforcement of this Agreement, the terms of this Agreement shall be deemed Confidential Information of the Employer and shall not be discussed or disclosed by Employee with any person other than Employee's spouse, attorney, or accountant, provided that such discussions or disclosures shall be conditioned upon the agreement of the person to whom the terms are disclosed to maintain the confidentiality of such terms.

         18. Noncompetition. The Employee agrees that while he is employed by the Employer, he will not, directly or indirectly, without the prior written consent of the Employer, provide consultative service with or without pay, own, manage, operate, join, control, participate in or be connected as a stockholder, partner or otherwise with any business, individual, partners, firm, corporation or other entity that is in competition with the Employer, or any subsidiary or affiliate of the Employer; provided that the Employee shall be permitted to acquire up to 1% of the outstanding capital stock of any business or corporation whose securities are traded on a national securities exchange in the United States or otherwise or in the over-the-counter market so long as any such acquisition is made in compliance with the Code of Ethics.

         19. Nonsolicitation. The Employee agrees that (subject to paragraph 1 hereof) while he is employed by the Employer, and for a period of eighteen (18) months thereafter, he will not, directly or indirectly, without the prior written consent of the Employer, solicit or attempt to solicit any employee, consultant, contractor or other personnel of the Employer to terminate, alter or lessen that party's affiliation with the Employer, TBS or any affiliate of TBS or to violate the terms of any agreement or understanding with the Employer.

         20. Notices. Any notices required to be given hereunder shall be in writing and shall be deemed given when personally delivered, telecopied, telexed or sent certified or registered mail, return receipt requested, or sent via express air delivery service, to the parties at the addresses set forth below, or at such other address as a party shall have given notice thereof to the other party:

                 Employee:

                       Mr. Robert Shaye
                       320 Central Park West
                       New York, New York  10027

                 With a copy to:

                       William Newman, Esq.
                       Blumenthal & Lynne
                       488 Madison Avenue
                       New York, New York  10022

                 Employer:

                       New Line Cinema Corporation

                       One CNN Center
                       Box 105366
                       Atlanta, Georgia  30348-5366
                       Attention: Steven W. Korn, Esq.

                 With copies to:

                       R.E. Turner
                       Chairman and President
                       Turner Broadcasting System, Inc.
                       One CNN Center
                       Box 105366
                       Atlanta, Georgia  30348-5366

                       and

                       Ginger S. McRae, Esq.
                       Assistant General Counsel
                       Turner Broadcasting System, Inc.
                       One CNN Center
                       Box 105366
                       Atlanta, Georgia  30348-5366


         21.     General.

         (a) This Agreement including, but not limited to, the compensation and benefits payable hereunder, shall be subject to the Employer's company policies, as the same may be amended from time to time, including policies concerning sick leave and disability, except to the extent that such policies conflict with the express terms of this Agreement in which case this Agreement shall control.

         (b) This Agreement shall be governed by and construed under the laws and decisions of the State of New York with respect to contracts and agreements which are entirely made and entered into therein. The parties hereto agree that the state or federal courts in the State of New York shall have personal jurisdiction over them with respect to, and shall be the exclusive forum for the resolution of, any matter or controversy arising from or with respect to this Agreement. Service of a summons and complaint concerning any such matter or controversy may, in addition to any other lawful means, be effected by sending a copy of such summons and complaint by certified mail to the party to be served as specified in paragraph 20 hereof or at such other address as the party to be served shall have provided in writing to the other from time to time in accordance with paragraph 20.

         (c) This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all previous written and oral agreements between the parties with respect to the subject matter set forth herein, including the agreement between the parties dated April 23, 1990, as amended March 4, 1991 and August 11, 1993; provided, however, that the Stock Option Agreement dated April 23, 1990 shall not be affected by this paragraph 21(c), provided that the number of options granted thereunder shall not be in excess of the number of options to which he is entitled thereunder as of August 17, 1993.

         (d) This Agreement may not be modified or amended except by a writing signed by both of the parties hereto, which in the case of the Employer, has been approved by its Board of Directors.

         (e) Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If the covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

         (f) The following provisions of this Agreement shall survive its expiration or termination for any reason: paragraphs 5(k)(ii), 7, 8, 9, 13, 14(c), 17, 19, 20 and 21.

         (g) This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

         (h) The headings and titles to the paragraphs of this Agreement are inserted for convenience only and shall not be deemed a part of or affect the construction or interpretation of any provisions hereof.

         (i) In the event that any action, suit, arbitration proceeding or other proceeding is instituted concerning or arising out of this Agreement, the prevailing party shall recover all of such party's costs, including, without limitation, the court costs and attorneys' fees incurred in each and every such action, suit or proceeding, including any and all appeals or petitions therefrom. As used herein, "attorneys' fees" shall mean the full and actual costs of any legal services actually rendered in connection with the matters involved, calculated on the basis of the usual fee charged by the attorneys performing such services as well as any allocable fees and costs of in-house counsel, and shall not be limited to "reasonable attorneys' fees" as required by any statute or rule of court.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


"Employee"                                 "Employer"
---------                                  ----------

                                           New Line Cinema Corporation


/s/ Robert Shaye                           By:  /s/ Michael Lynne
----------------                               ------------------------
    Robert Shaye                           Its: President
                                               ------------------------